CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of Northern Lights Variable Trust. Such reference is included in the Prospectus and Statement of Additional Information of Innealta Capital Country Rotation Portfolio and Innealta Capital Sector Rotation Portfolio under “Independent Registered Public Accounting Firm”.

BBD, LLP

Philadelphia, Pennsylvania

October 5, 2012